Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, effective on June 1,2011, is between DEBT RESOLVE, INC., a Delaware corporation (hereinafter referred to as the "Company"), and Michael J. Cassella (hereinafter referred to as "Executive").

WITNESSETH:

WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set fordi; and

WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.       APPOINTMENT AND TERM

Subject to the terms hereof, the Company hereby employs tire Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period of one (1) year commencing on June 1, 2011 and conditioned upon funding at least $250,000 to the Company, provided, however, that the Company may terminate the agreement upon thirty (30) days notice at any time and for any reason or no reason within the first six months, subject to the provisions in Section 6(b)v below. At the end of such initial one year Term, this Agreement shall be extended automatically for successive one (1) year Terms of employment, unless either the Company or the Executive notifies the other party in writing at least ninety (90) days prior to the end of the incumbent Term of any intention not to renew this Agreement, in which case (A) this Agreement will terminate at the end of such incumbent Term and (B) Section 6(g) hereof shall apply. All references herein to the "Term" shall refer to both such initial Term and any successive Terms. The date upon which the Term of this Agreement expires shall be referred to herein as the "Expiration Date". The Executive shall serve as the Chief Operating Officer of the Company and shall report directly to the Company's President.

2.       SCOPE OF DUTIES

During the term of this Agreement, the Executive shall, unless prevented by incapacity, devote his business time, attention and ability to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the President of the Company (the "President"), such duties to be consistent with his position. The Executive shall obey the lawful and reasonable directions of the President, consistent with Ms position, and shall use his diligent business efforts to promote the interests of the Company and to maintain and promote the reputation thereof. Specifically, the Executive will be responsible for sales and investor relations. The executive shall be based in Tarrytown, New York and Long Island, New York.

With written approval from the Company's Board of Directors, the Executive may serve as a director or advisor to other corporations when those activities do not conflict with Ms duties at Debt Resolve. Executive agrees that he will, upon request of die President and the Board of Directors of die Company, resign from any such dhectorsMp or advisorsliip if such directorship or advisorsMp becomes a direct conflict of interest with Executive's obligations to the Company.

3.       COMPENSATION

a) Annual Salary. For the services and duties to be rendered and performed by Executive during the Employment Period, the Company agrees to pay Executive as follows:

(1) at the rate of One Hundred Fifty Thousand Dollars ($150,000), payable in equal monthly or semi-monthly installments, consistent with the policies of the Company for employees, effective on the Employment Date.

The Executive shall be reimbursed upon receipt of an approved expense report. In addition, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred in connection with his employment by the Company, including traveling expenses while absent, on the Company's business.

b) Commissions. The Executive shall receive commissions of four (4%) percent on any client secured by the Executive after the date of hire (excluding current clients and current pipeline clients) for the duration of employment and for a three (3) year term thereafter upon leaving employment.

c) Stock and other Incentive Compensation. Executive shall be issued 2,000,000 options at the prior day's closing on the Effective Date which shall vest one fourth on die Effective Date, one fourth at the year one anniversary of the Effective Date, one fourth at die year two anniversary of die Effective Date and one fourth at die year three anniversary of the Effective Date.

d) Funding. The Executive will receive a bonus upon die successful introduction to the Company of investors of seven (7%) percent of the funds closed for die referral.

e) Stock price. The Executive will receive a bonus in an amount to be determined by the President and the Board upon the Company share price trading in excess of $0.50 and again in excess of $ 1.00 for a period of twenty (20) consecudve trading days in each case.

4.       HEALTH INSURANCE AND OTHER FRINGE BENEFITS

In addition to the compensation specified in Section 3, the Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to health, dental and vision, in effect prior to the Commencement Date, and any benefit but not compensation programs developed after the Commencement Date.

5.       VACATION

The Executive shall be entitled to four (4) weeks vacation (in addition to the usual national holidays) during each calendar year during which he serves hereunder. Such vacation shall be taken at such time or times as reasonably requested by the Executive. Vacation not taken during a calendar year may not be carried forward.

6.       TERMINATION

a. This Agreement shall terminate in accordance with die terms of Section 6(b) hereof; provided, however, that such termination shall not affect the obligations of the Executive pursuant to die terms of Sections 7, 8 and 9 hereof.

b. This Agreement shall terminate on the Expiration Date; or as follows:

i.  Upon die written notice to the Executive by die Company at any time, because of (v) die willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive materially and demonstrably related to or materially and demonstrably affecting the performance of his duties; (w) the Executive's continuing and intentional breach, nonperformance or non-observance of any of the material terms or provisions of this Agreement, but only after notice by the Company of such breach, nonperformance or nonobservance and the failure of the Executive to cure such default within thirty (30) days after the Company's delivery of such notice; (x) the conduct by the Executive which the Board in good faith determines could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, financial condition, personnel or prospects of the Company (within each category, taken as a whole), but only after notice by the Company of such conduct and die failure of the Executive to cure same within thirty (30) days after die Company's delivery of such notice; (y) upon the Executive's conviction of a felony, any crime involving moral turpitude (including, witiiout limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company (clauses (v)-(y), collectively referred to as "Cause").

ii. In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of him hereunder with or without reasonable accommodation for a period of more dian 90 consecutive days, or for more than a total of 120 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months, on the 91st consecutive day, or the 121st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 6(b)(ii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing in the metropolitan New York, NY area selected by the Board.

iii. In the event the Executive dies while employed pursuant hereto, on die last day of die montii in which his deadi occurs.

iv. After the initial six (6) month period, upon sixty (60) days' written notice by the Executive to the Company, in the event that the Company (A) shall not comply with any material provision of diis Agreement and shall not have cured any such failure within thirty (3 0) days after written notice of such noncompliance has been given by the Executive to the Company, or (B) shall assign to the Executive any duties that are materially inconsistent with his status or that materially diminish his duties hereunder.

v.  Within the initial six (6) month period, upon thirty (30) days written notice to the Executive.

c.  Termination by Company for Cause/Termination by Executive without Cause. If dus Agreement is tenninated by die Company pursuant to Section 6(b)(i) or upon resignation by the Executive with or without notice, then, odier dian as set forth in this Agreement, the Company will have no further liability to die Executive after die date of termination including, widiout limitation, the compensation and benefits described herein. In the case of termination by die Company pursuant to Section 6(b)(1) or resignation by the Executive with or without notice, all Stock Options diat have not dien vested shall be immediately forfeited. From and after the date of such termination, Executive shall continue to be subject to the terms of Section 7, 8 and 9 hereof.

d.  Termination due to Disability. In die case of termination pursuant to Section 6(b)(ii), the Executive will receive his then current salary until such time (but not more dian 180 days after such termination for disability) as payments begin under any long term disability insurance plan of the Executive, if any. From and after die date of such termination, Executive shall continue to be subject to the terms of Section 7, 8 and 9 hereof.

e.  Termination due to Death of Executive. In die case of termination pursuant to Section 6(b)(iii), the Executive will receive his salary to die date of termination.

f.  Constructive Termination or Termination widiout Cause. In the case of termination pursuant to Section 6(b)(iv) after die initial six (6) mondi period, die Executive will receive from the Company (i) the remaining balance of the contract year's Base Salary, subject to a minimum of at least 6 months pay and (ii) the right to exercise all Stock Options that have vested. The Executive shall be bound by the terms of Section 9 for a period of one year from the date of termination. The Executive shall continue to be bound by the terms of Sections 7 and 8 as long as its terms apply.

g. Non-Renewal. In the event that, at least ninety (90) days prior to die end of the Term of this Agreement, the Company notifies the Executive in writing of the Company's intention not to renew this Agreement, then (A) the Executive will receive from the Company three months' Base Salary following the Term of this Agreement and (B) the terms of Section 9 hereof shall only apply to the Executive during the three months following the Term during which die Executive is being paid his Base Salary.

h. Initial Six (6) Month Period. In the event that the Company terminates tliis agreement within the first six (6) months upon tiiirty (30) days written notice to the Executive, then (1) the Executive shall be eligible for thirty (30) days severance, (2) any deferred compensation to date and severance shall be paid in cash or, at the option of the Executive, in Company stock at a conversion price of $0.10 per share, such deferred compensation and severance to be paid in cash provided that die Company has sufficient cash for at least six (6) months of operations and diat such payment would not violate die terms of any financing secured by the Company and (3) in the event that Company terminates tins agreement after sixty (60) days but prior to die end of the six (6) month initial period, dien Executive's unvested options shall immediately vest and die former Executive shall have thirty (30) days in which to exercise such options, after which time all newly vested but unexercised options shall expire but previously vested options continue to follow die terms of the option agreement.

7.      CONFIDENTIAL INFORMATION

(a) The Executive covenants and agrees that he will not at any time during die continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or odier business organization (except in connection widi die Executive's employment hereunder) or use for his own account any proprietary secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any proprietary secret or confidential information relating to the affairs, dealings, projects and concerns of die Company, both past and planned (die "Confidential Information"), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing. The term "Confidential Information" does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in the consumer debt collection business. The Executive furtiier covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.

(b) The term Confidential Information as defined in Section 7(a) hereof shall include information obtained by the Company from any diird party under an agreement including restrictions on disclosure known to die Executive.

(c) In die event tiiat the Executive is requested pursuant to subpoena or otiier legal process to disclose any of the Confidential Information, die Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 7 of this Agreement. In die event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 7 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

8.      PATENTS

Executive agrees to and does hereby sell, assign, transfer and set over to the Company, its successors, assigns, or affiliates, as the case may be, all his right, title, and interest in and to any inventions, improvements, processes, patents or applications for patents which he has developed or develops or conceives individually or in conjunction with otiiers during Ms employment by the Company, or, having possibly conceived same prior to his employment, may complete while in die employ of the Company or any of its affiliates, in botii cases whether during or outside business hours, whether or not on the Company's premises, in connection with any matters with which his employment by die Company or any of its affiliates is or may be concerned, to be held and enjoyed by the Company, its successors, assigns or affiliates, as the case may be, to the full extent of the term for which any Letters Patent may be granted and as fully as die same would have been held by Executive, had diis Agreement, sale or assignment not been made. Executive will make, execute and deliver any and all instruments and documents necessary to obtain patents for such inventions, improvements and processes in any and all countries. Executive hereby irrevocably appoints the Company to be his attorney in fact in die name of and on behalf of Executive to execute all such instruments and do all such diings and generally to use die Executive's name for die purposes of assuring to die Company (or its nominee) the full benefit of its rights under the provisions of this Article 8.

9.      CERTAIN COVENANTS

(a) Covenant Not to Compete.    Executive agrees tiiat during die Employment Period, he will not, widiout the express written permission of die Company, which may be given or withheld in the Company's sole discretion, directly or indirectly own, manage, operate, control, lend money to, endorse die obligations of, or participate or be connected as an officer, director, 5% or more stockholder of a publicly-held company, stockholder of a closely-held company, employee, partner or otherwise, with any enterprise or individual engaged in a business which is directly competitive with die business conducted by die Company. For die purposes of tiiis Agreement, directly competitive shall mean any company engaged in sales of (i) debt resolution software, or (ii) collection software, or (hi) applications or extensions of the Company's debt resolution technology.

(b) Covenant Regarding Solicitation of Customers and Employees.       During the one year period fodowing termination of his employment, Executive agrees that, if such agreement is requested by die Company, he will not (i) solicit any past, present or future customers of the Company in any way relating to the business of the Company, or (ii) induce or actively attempt to influence any other employee or consultant of the Company to terminate his or her employment or consultancy with the Company.

(c)      Scope of Covenants.   It is understood and acknowledged by both parties that, inasmuch as the Company intends to transact business worldwide, the covenants set forth in diis Article 9 shall be enforced throughout die United States and in any otiier country in which the Company does business.

10.     REMEDIES

(a) Without intending to limit die remedies available to the Company, it is mutually understood and agreed that the Executive's services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, tiierefore, in the event of any material breach by the Executive tiiat continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

(a) The covenants of each of Sections 7, 8 and 9 hereof shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otiierwise. In die event that any of the provisions of Sections 7, 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.

11.    COMPLIANCE WITH OTHER AGREEMENTS

The Executive represents and warrants to die Company that the execution of this Agreement by Mm and Ms performance of Ms obligations hereunder will not, witii or without the givmg of notice or the passage of time or bodi, conflict witii, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to wlrich die Executive is a party or by which die Executive is or may be bound.

12.    WAIVERS

The waiver by die Company or die Executive of a breach of any of the provisions of diis Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.    BINDING EFFECT: BENEFITS

TMs Agreement shall Mure to the benefit of, and shall be binding upon, die parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business orgamzation with wMch the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, diis contract, being personal, cannot be assigned.

14.    NOTICES

All notices and other communications which are required or may be given under diis Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address set forth below, or such other address for die party as shall be specified by notice given pursuant hereto:

(a)     If to the Executive, to him at:

Michael J. Cassella
2 Connecticut Avenue
Massapequa, NY 11758

and

(b)     If to the Company, to it at:

Debt Resolve, Inc.
150 White Plains Rd., Suite 108
Tarrytown, NY 10591

Attention: General Counsel

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue, 15th Floor
New York, NY 10166
Attention: Spencer G. Feldman, Esq.

15.    MISCELLANEOUS

(a) This Agreement contains the entire agreement between die parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, or terminated except upon written amendment approved by the President and Board of Directors and executed by a duly authorized officer of the Company and the Executive.

(b) The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals of handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

(c) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d) All questions pertaining to the validity, construction, execution and performance of diis Agreement shall be governed by and construed in accordance witii the laws of the State of New York.

(e) Any controversy or claim arising from, out of or relating to diis Agreement, or the breach hereof (other tiian controversies or claims arising from, out of or relating to die provisions in Sections 7, 8, 9 and 10), shall be determined by final and binding arbitration in Westchester County, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less dian tiiree (3) arbitrators appointed by the American Arbitration Association. The decision of die arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.

(f) The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

For the Company	Executive

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and die remaining provisions of dus Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(g)     Indemnification. The Company hereby agrees to indemnify die Executive pursuant to this Agreement to the fullest extent permitted by applicable law from and against any and all liability, costs and expenses (including reasonable attorneys' fees) that may be incurred by die Executive (i) as a result of Executive's rendering of services to die Company, other than any such liability which arises as a direct result of the material and demonstrable willful misconduct or gross negligence of the Executive, and (ii) as a result of Executive's rendering of Ins duties hereunder, in accordance with the certificate of incorporation of the Company.

IN WITNESS WHEREOF, the parties hereto have executed tins Agreement as of the Effective Date.

DEBT RESOLVE, INC.

By:
David M. Rainey
President and Chief Financial Officer

EXECUTIVE

Michael J. Cassella

EXHIBIT A TO THE EMPLOYMENT AGREEMENT,
DATED MAY 20,2011, BETWEEN
DEBT RESOLVE. INC. AND MICHAEL J. CASELLA

Performance Goals: 2011

List/Identify key performance goals below:

To be determined in conjunction with the President, Board of Directors and the approved business plan of the Company.